Exhibit 10-1

TEGNA Inc.

2001 Omnibus Incentive Compensation Plan

(Amended and Restated as of May 4, 2010)

Amendment Number 3

Pursuant to Section 16 of the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010) (the “Plan”), TEGNA Inc. (the “Company”) hereby amends the Plan, effective as of the date of this amendment, as follows:

1.	The following new Section 4.4 is added to the Plan:

4.4 Limit on Compensation Paid to Directors. The cash value of all equity Awards granted to a single Director in one calendar year shall not exceed $300,000. Such annual limit shall be measured based on the value of an Award as of the date the Award is granted (not the date of payment). Accordingly, the annual limit shall not include the value of an Award in the calendar year when it is paid or vests if such year is different from the year the Award is granted.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of February 23, 2016.

TEGNA INC.

By:	/s/ Todd A. Mayman
Name:	Todd A. Mayman
Title:	Executive Vice President, Chief Legal and Administrative Officer